UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

APRIL 15, 2008

Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road

Oxford, Massachusetts 01540

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Compensatory Arrangements of Certain Officers

     The Compensation Committee (the “Committee”) of the Board of Directors of IPG Photonics Corporation (the “Company”) has taken the actions described below relating to the compensation of the “named executive officers,” as such term is defined in Item 402(a)(3) of Regulation S-K, of the Company as of December 31, 2007.

     Employees of the Company who are at least at the level of vice president or director are eligible to receive awards under the Company’s Executive Short-Term Incentive Plan (the “STIP”).   On April 15, 2008, the Compensation Committee identified two financial performance measures, net sales and earnings before interest and taxes (excluding equity-based compensation expenses), as determined under the STIP, and assigned a 50% weighting factor to each performance measure.  Upon the achievement of the objectives for both performance measures determined by the Compensation Committee, the Chief Executive Officer could receive a cash incentive payment ranging from 28% (upon achievement of both minimum levels of performance) to 84% (upon achievement of both maximum levels of performance) of base salary, and other participants in the STIP could receive a cash incentive payment ranging from 9% (upon achievement of both minimum levels of performance) to 56% (upon achievement of both maximum levels of performance) of base salary. The financial objectives were the same for all executive officers.  No payments for the financial measures would be made if the minimum objectives established by the Compensation Committee in 2008 are not met.  In addition, the Compensation Committee approved a cash incentive payment of up to 19% for the Chief Executive Officer and up to 13% for other executives based upon a review of the individual performance and achievements of the respective executives in 2008.  The Committee retains the ability, at its discretion, to adjust the calculated cash incentive award for each participant and the calculation of the performance measures.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
April 16, 2008	By:	/s/ Timothy Mammen
Timothy Mammen
Vice President and Chief Financial Officer

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